UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             HEALTHSOUTH CORPORATION
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             (Exact name of registrant as specified in its charter)


                 Delaware                               63-0860407
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         (State of incorporation                     (I.R.S. Employer or
             or organization)                        Identification No.)
       c/o HealthSouth Corporation
         One HealthSouth Parkway
           Birmingham, Alabama                              35243
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 (Address of principal executive offices)                 (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                      Name of each exchange on
        to be so registered                which each class is to be registered
        -------------------                ------------------------------------

Common Stock, par value $0.01 per share           New York Stock Exchange


If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [X]

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:  None.


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.
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         Shares of common stock (the "Common Stock"), par value $.01 per share of HealthSouth Corporation ("the Company") have the following rights, preferences and privileges:

Voting rights. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors. Common Stock votes together with the Company's 6.5% Series A Convertible Perpetual Preferred Stock as a single class. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares present or represented by proxy.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the Company's board of directors out of assets legally available for the payment of dividends.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company's affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, the Company's remaining assets will be distributed ratably among the holders of shares of Common Stock on a per share basis. If there are any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, the Company will need to pay the applicable distribution to the holders of preferred stock before distributions are paid to the holders of Common Stock.

Rights and preferences. The Common Stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Item 2.  Exhibits.
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Not applicable.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the under signed, thereto duly authorized.

                                    HealthSouth Corporation
                                    (Registrant)

Dated: September 13, 2006           By: /s/ John P. Whittington
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                                    Name:  John P. Whittington
                                    Title: Interim General Counsel and Secretary